Exhibit 4.35

To:	CAPITAL PRODUCT PARTNERS L.P.

Majuro, Marshall Islands

(the “Partnership”)

1st January 2017

Dear Sirs,

We refer to:

(a) a management agreement dated March 17, 2010 as further amended (the “Management Agreement’) entered into by and between Crude Carriers Corp. of Marshall Islands (“Crude”) and Capital Ship Management Corp. of Panama (“CSM”), pertaining to the provision of technical and commercial management services to Crude and its owned vessels;

(b) the acquisition of Crude and its subsidiaries by the Partnership on September 30, 2011; and

(c) the current operation and management under the Management Agreement of m/t MILTIADIS M II, m/t AMOUREUX, m/t AIAS (the “Vessels”) .

Terms defined and references construed in the Management Agreement have the same meaning and construction in this letter unless given a different meaning in this letter.

Under the terms of the Management Agreement, the Partnership (through Crude) must pay to CSM the following fees:

(a) a daily technical management fee per managed vessel that is revised annually based on the United States Consumer Price Index;

(b) a sale & purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel acquired/disposed by Crude; and

(c) a commercial services fee equal to 1.25% of all gross charter revenues generated by each vessel for commercial services rendered.

We, the undersigned, do hereby agree irrevocably and unconditionally to waive (i) the sale and purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of the Vessels and (ii) the commercial services fee equal to 1.25% of all gross charter revenues generated by each of the Vessels for commercial services rendered, as provided in Schedule “B” to the Management Agreement (the “Waiver”).

This Waiver is effective as of today January 1, 2017 and only in the instance and for the purpose for which it is given. Save as expressly provided in this letter, the Management Agreement remain and shall continue in full force and effect.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Any dispute arising out of or in connection with this letter shall be settled in accordance with Section 15 of the Management Agreement, as if the same were set out herein in full, mutatis mutandis.

Please acknowledge receipt of this letter and your acceptance of its terms by signing and returning the enclosed copy.

Yours faithfully

/s/ Nikolaos Syntychakis
Nikolaos Syntychakis for and on behalf of

CAPITAL SHIP MANAGEMENT CORP.

We hereby acknowledge receipt of the above letter and agree to the terms thereof.

/s/ Gerasimos Kalogiratos
Gerasimos Kalogiratos for and on behalf of

CAPITAL PRODUCT PARTNERS L.P.